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                                 AMENDMENT NO. 1
                          TO FIRST AMENDED AND RESTATED
                                DISTRIBUTION PLAN
                                (CLASS P SHARES)


         This Amendment No. 1 to the First Amended and Restated Distribution Plan (Class P Shares) (the "Distribution Plan") previously adopted by the Board of Trustees of AIM Summit Fund (the "Trust"), is effective July 1, 2005.

         1. Section 2 of the Distribution Plan is amended and restated to read as follows:

                  "The Fund may incur, pursuant to the terms of this Distribution Plan, expenses at the rates of .25% per annum of the average daily net assets of Shares, subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc."

         2. All references in the Distribution Plan to the "Distribution Plan" shall mean the Distribution Plan as hereby amended.

         3. The Distribution Plan is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of July 1, 2005.

                                    AIM SUMMIT FUND

                                    By:          /s/ Robert H. Graham
                                         --------------------------------------

                                    Name:        Robert H. Graham
                                         --------------------------------------

                                    Title:       President
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